UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2008 (August 18, 2008)

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2009 Executive Bonus Plan

On August 18, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Cyberonics, Inc. (the “Company”) approved the terms pursuant to which it will consider the award of annual bonuses to the Company’s executive officers, including Messrs. Moore, Browne, Parker, Reinstein, Simpson and Wise (the “named executive officers”), at the end of fiscal 2009.  All bonuses will be paid, if at all, from a bonus pool consisting of the sum of the target bonus amounts for all executive officers, subject to the achievement of certain company performance objectives, management team objectives and, in the case of executive officers other than the Chief Executive Officer (“CEO”), individual performance objectives, as explained below.  Pursuant to the terms of their employment agreements, the target annual bonus amount for the Company’s CEO is 75% of his annual base salary, and the target annual bonus amount for each executive officer other than the CEO is 50% of the executive officer’s annual base salary.  Copies of the employment agreements for each named executive officer are on file with the Securities and Exchange Commission.

The pool from which bonuses may be paid will be funded according to (1) the Company’s achievement of (a) an annual revenue plan target (which accounts for 25% of the target annual bonus amount) and (b) an annual operating income plan target (which accounts for 25% of the target annual bonus amount) and (2) the executive officers’ achievement of (a) certain executive management team objectives (which account for 50% of the target annual bonus amount for the CEO and 25% of the target annual bonus amount for the other executive officers) and (b) individual performance objectives (which account for 25% of the target annual bonus amount for the executive officers other than the CEO).  With respect to the company performance objectives (the annual revenue plan target and annual operating income plan target), the amount of each target bonus applied to the bonus pool is determined according to the following table:

Percent Achievement of Plan	Percent of Target Amount Funded

< 90%	0%
90%	50%
95%	75%
100%	100%
105%	110%
110%	120%
115%	130%
120%	140%
≥ 125%	150%

Thus, for example, if Company revenues are 90% of the company performance objective target, the percentage of each executive officer’s target annual bonus to be pooled for bonus consideration is shown in the table above as 50%.  Since the revenue plan target is 25% of the total annual bonus, the portion of each executive officer’s target annual bonus added to the bonus pool for this performance objective would be 12.5% (50% x 25%).

With respect to the team and individual performance objectives, the amount of each executive officer’s target annual bonus to be pooled for bonus consideration is determined by the CEO’s rating of achievement of those objectives, subject to approval by the Committee.  Thus, for example, if an executive officer achieves 90% of the team performance objectives and 90% of the individual performance objectives, which represent 25% each of the total bonus for executive officers other than the CEO, then the portion of that executive officer’s target annual bonus added to the bonus pool for the team and individual performance objectives would be 45% (90% x 25% + 90% x 25%).

The bonus actually awarded to an individual executive officer may range from 0% to 200% of the executive officer’s target annual bonus amount, as determined by the Committee, depending on the Company’s achievement of the business objectives and the executive officer’s accomplishment of team and individual performance objectives.  The sum of all bonuses awarded to executive officers may be less than, but should not exceed, the total amount in the bonus pool.  The Committee will review with the CEO on a quarterly basis the progress of each executive officer toward accomplishment of the executive officer’s team and individual objectives, and the CEO will recommend to the Committee at the end of the fiscal year the amount of the annual bonus, if any, for each executive officer.  The Committee retains full discretion to modify the bonus program and determine bonus pool funding and award of executive officer bonuses as it deems appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
August 21, 2008